Exhibit 99.1

Montpelier Re Reports Record Net Income of $159 million for the 2009 Second

Quarter ($1.81 per Share) and an 11.1% Increase in Fully

Converted Book Value Per Share to $18.12

HAMILTON, Bermuda—(BUSINESS WIRE)—Montpelier Re Holdings Ltd. (NYSE:MRH); (the “Company”) reported operating income of $68 million ($0.76 per share) for the second quarter and $116 million ($1.31 per share) for the six months ended June 30, 2009.

The Company reported net income and comprehensive income of $159 million ($1.81 per share) and $163 million ($1.85 per share), respectively, for the quarter ended June 30, 2009, and $211 million ($2.42 per share) and $214 million (or $2.45 per share), respectively, for the first six months of 2009.  Realized and unrealized gains on investments and foreign exchange, which are included in net income, were $91 million for the current quarter and $89 million year-to-date.

Fully converted book value per share was $18.12 at June 30, 2009, an increase of 11.1% for the quarter and 14.6% from December 31, 2008, inclusive of dividends. The Company did not repurchase any shares or debt during the 2009 second quarter.

The combined ratio was 61.5% for the 2009 second quarter and 67.6% for the first six months of 2009. The second quarter 2009 loss ratio totaled 23.6%, which includes 12 points ($17 million) in favorable releases from prior years’ loss reserves.

Chris Harris, President and Chief Executive Officer, said, “We produced an excellent quarterly result with a low loss ratio and solid investment results leading to 11.1% growth in our fully converted book value per share.  Our strong capital position also enabled us to grow net written premiums by 19%.”

Mr. Harris continued, “Market conditions are healthy in most of our key lines, and we continue to pursue opportunities to further leverage our franchise as witnessed by the recent addition of a marine underwriting team to our Lloyd’s syndicate.”

Please refer to our June 30, 2009 Financial Supplement for more detailed financial information, which is posted on our website at www.montpelierre.bm.

(1)          Operating income is a non-GAAP financial measure which represents net income excluding net investment and foreign exchange gains and losses, income taxes, gain on early extinguishment of debt and extraordinary items.

(2)          Fully converted book value per share at June 30, 2009 is based on total shareholders’ equity of $1,597.0 million divided by common shares outstanding of 86,383,542 plus shares issuable upon conversion of outstanding share equivalents of 1,764,763. Fully converted book value per share at March 31, 2009 is based on total shareholders’ equity of $1,437.3 million divided by common shares outstanding of 86,329,283 plus shares issuable upon conversion of outstanding share equivalents of 1,487,195. Fully converted book value per share at December 31, 2008 is based on total shareholders’ equity of $1,357.6 million divided by common shares outstanding of 83,906,704 (which excludes 7,920,000 shares subject to our former share issuance agreement) plus shares issuable upon conversion of outstanding share equivalents of 1,281,619.

(3)          The return for the quarter represents the change in fully converted book value per share from March 31, 2009 ($16.37), to June 30 2009 ($18.12), after giving effect to a dividend of $0.075 per share. The return for the six month period represents the change in fully converted book value per share from December 31, 2008 ($15.94) to June 30, 2009 ($18.12), after giving effect to dividends of $0.15 per share.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Wednesday, July 29, 2009 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-800-860-2442 (toll free) or 1-412-858-4600 (international). A telephone replay of the conference call will be available through August 29, 2009 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 431714.

The Company, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Application of the Safe Harbor of the Private Securities

Litigation Reform Act of 1995:

This earnings release contains forward-looking statements within the meaning of the United States (the “U.S.”) federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends or future common share repurchases to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes, in particular catastrophes that are weather-related; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of Syndicate 5151 and MUSIC effectively; increases in our general and administrative expenses due to new business ventures, which expenses may not be recoverable through additional profits; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of estimates reported by cedants and brokers on pro-rata contracts and certain excess of loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, particularly on longer-tail classes of business such as casualty; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; our ability to assimilate effectively the additional regulatory issues created by our entry into new markets; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our insurance and reinsurance operating subsidiaries; and the impact of foreign currency fluctuation.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Source: Montpelier Re Holdings Ltd.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	June 30,		December 31,
	2009		2008
Assets
Fixed maturity investments, at fair value	$2,086.5		$1,706.6
Equity securities, at fair value	173.3		242.3
Other investments	79.1		148.3
Cash and cash equivalents	243.8		260.9
Restricted cash	14.9		7.1
Total investments and cash	2,597.6		2,365.2

Reinsurance recoverable on unpaid losses	88.2		122.9
Reinsurance recoverable on paid losses	43.0		36.4
Premiums receivable	287.2		168.5
Unearned premium ceded	12.1		20.8
Deferred acquisition costs	46.7		28.4
Accrued investment income	15.3		14.0
Unsettled sales of investments	4.5		1.4
Other assets	49.5		40.0
Total Assets	$3,144.1		$2,797.6

Liabilities
Loss and loss adjustment expense reserves	$750.3		$808.9
Debt	331.6		352.5
Unearned premium	333.1		185.2
Insurance and reinsurance balances payable	54.3		43.8
Unsettled purchases of investments	28.2		3.1
Accounts payable, accrued expenses and other liabilities	49.6		46.5
Total Liabilities	1,547.1		1,440.0

Common Shareholders’ Equity
Common shares and additional paid-in capital	1,630.7		1,599.2
Treasury shares, at cost	(16.6)		(23.8)
Retained deficit	(16.2)		(214.6)
Accumulated other comprehensive income	(0.9)		(3.2)
Total Common Shareholders’ Equity	1,597.0		1,357.6
Total Liabilities and Common Shareholders’ Equity	$3,144.1		$2,797.6

Common shares outstanding (000s) (1)	86,384	sh	83,907	sh
Common and common equivalent shares outstanding (000s) (1)	88,148		85,188

Book value per share:
Book value per share	$18.49		$16.18
Fully converted book value per share	18.12		15.94
Fully converted tangible book value per share	18.06		15.88

(1) Common shares outstanding at December 31, 2008 exclude 7,920,000 shares subject to a share issuance agreement which were not dilutive to our calculations of book value per share at that date.  This agreement was terminated in February 2009.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Underwriting revenues
Gross premiums written	$184.4	$187.7	$435.0	$444.5
Reinsurance premiums ceded	(0.5)	(33.8)	(13.3)	(68.5)
Net premiums written	$183.9	$153.9	$421.7	$376.0
Gross premiums earned	$149.7	$137.4	$297.5	$296.9
Earned reinsurance premiums ceded	(8.3)	(18.2)	(22.7)	(37.4)
Net premiums earned	141.4	119.2	274.8	259.5
Underwriting expenses
Loss and loss adjustment expenses - current year	(50.6)	(52.2)	(111.5)	(149.6)
Loss and loss adjustment expenses - prior year	17.3	27.8	32.0	48.8
Acquisition costs	(19.5)	(18.6)	(43.4)	(40.3)
General and administrative expenses	(34.2)	(25.8)	(62.9)	(53.6)
Underwriting income	54.4	50.4	89.0	64.8
Net investment income	20.5	21.9	39.5	46.4
Other revenue	0.2	0.5	0.4	1.8
Interest and other financing expenses	(6.7)	(6.6)	(13.2)	(13.8)
Other non-underwriting expenses	—	(2.9)	(0.2)	(5.8)
Net income attributable to noncontrolling interest in Blue Ocean	—	—	—	(1.9)
Operating income (1)	68.4	63.3	115.5	91.5
Net realized investment gains (losses) (2)	7.4	(7.0)	2.0	5.0
Net unrealized investment gains (losses) (2)	85.6	(9.5)	94.7	(61.2)
Net foreign exchange gains (losses) (2)	(2.4)	(3.6)	(7.8)	8.2
Income tax benefit (provision)	—	(0.1)	1.0	(0.1)
Gain on early extinguishment of debt	—	—	5.9	—
Excess of fair value of acquired assets over cost - Blue Ocean	—	1.0	—	1.0
Net income	159.0	44.1	211.3	44.4
Change in value of Symetra Financial Corporation	0.4	—	0.2	(2.1)
Change in foreign currency translation	3.1	0.1	2.1	0.1
Comprehensive income	$162.5	$44.2	$213.6	$42.4
Earnings per share:
Operating income per share (1)	0.76	0.73	1.31	1.04
Earnings per share	$1.81	$0.51	$2.42	$0.50
Comprehensive income per share	1.85	0.51	2.45	0.48
Insurance ratios:
Loss and loss adjustment expense ratio:
Current year	35.8%	43.8%	40.5%	57.6%
Prior year	-12.2%	-23.3%	-11.6%	-18.8%
Loss and loss adjustment expense ratio	23.6%	20.5%	28.9%	38.8%
Expense ratio	37.9%	37.2%	38.7%	36.2%
Combined ratio	61.5%	57.7%	67.6%	75.0%

(1) Excludes net investment and foreign exchange gains and losses, income taxes, early extinguishment of debt and extraordinary items.

(2) Includes net gains and losses on related derivative instruments.